Exhibit 99.1

Contact:	Beth Durrett
Chief Financial Officer
(214) 630-6655

FOR IMMEDIATE RELEASE

BESTWAY, INC. FILES PRELIMINARY PROXY STATEMENT

TO GO PRIVATE AND ANNOUNCES RECEIPT OF NASDAQ

LETTER OF NON-COMPLIANCE

(Dallas – November 5, 2004) Bestway, Inc. (BSTW) today filed a preliminary proxy statement disclosing that, subject to stockholder approval at the upcoming annual meeting, it intends to complete a going private transaction. A special committee of independent directors of the Company’s Board of Directors reviewed and recommended to the Board of Directors, and the Board of Directors has authorized a 1-for-100 reverse stock split of the Company’s Common Stock, followed by a forward stock split of the Common Stock on a 100-for-1 basis. Stockholders owning less than 100 shares at the effective time will receive $13.00 for each share. Stockholders who own 100 or more shares at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that will immediately follow the reverse split will reconvert their whole shares and fractional share interests back into the same number of shares of Common Stock they held immediately before the effective time of the transaction. The Company reserves the right at any time not to complete the going private transaction should it choose to do so.

Today, the Company also announced that it had received a letter from Nasdaq on November 2, 2004 indicating that the Company was not in compliance with Nasdaq’s requirements for continued listing of the Company’s common stock because Nasdaq had not received the Company’s Corporate Governance Certification Form, as required by Rule 4350. The notice does not itself result in the immediate delisting of the Company’s common stock. In the notice, Nasdaq stated that unless the Company requests a hearing with respect to this notice, the Company’s common stock will be delisted from The Nasdaq Stock Market at the opening of business on November 11, 2004. The Company will request a hearing with the Nasdaq Hearing Panel on this matter. There can be no assurance that the Panel will grant the Company’s request for continued listing. A timely request by the Company for a hearing will stay the delisting pending the hearing and a determination by the Nasdaq Hearing Panel.

The Company has been engaged in the rent-to-own industry since 1987. The Company owns and operates a total of sixty-nine stores located in the states of Alabama, Arkansas, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The stores’ operations are controlled and monitored through the Company’s management information system networked with its home office in Dallas, Texas.